Exhibit 4.4

Contract No.:

Individual Store Franchise Contract

Party A:

Unified Social Credit Code:

Authorized representative:

Mailing address:

Contact number:

E-mail:

Party B:

Unified Social Credit Code/ID No:

Authorized representative:

Mailing address:

Contact number:

E-mail:

WHEREAS:

1.

Party A owns the intellectual property rights for the operation of Chagee teahouses (including but not limited to the Chagee trademarks, logos and service marks, store system logos, designs, artworks, product information, vendor information, store management models, standards, specifications, accounting statistics, professional training programs, and all related resources and information such as unified system integral to the operation of Chagee teahouses, trade secrets, technical know-how, etc., collectively referred to as the “Chagee IPRs”) and/or has obtained lawful authorization, and intends to authorize Party B, by way of franchising, to use, subject to certain scope, the relevant IPRs, proprietary technology and business model for a fee.

2.

Party B voluntarily accepts Party A’s licensing authorization, applies Party A’s knowledge, experience and management techniques, and, under Party A’s business rules and instructions, engages in the business activities within the scope as provided in this Contract and pays Party the corresponding fees.

3.

Party B has fully understood that the operation success of a teahouse consists in its own operation efforts as well as in balanced and skillful adherence to the operation rules and instructions of Party A. Therefore, Party A shall make no guarantee for the profitable operation results of Party B’s franchised teahouses.

In view of the above, based on a principle of joint development, mutual benefits, optimization and integration of the resources of the two parties and improvement of operational efficiency, with a view to promoting fair, just, orderly and sustainable development of business environment, providing quality products and services to the consumers, and continuously increasing the market share of Chagee teahouses in the PRC market, and with a wish for equality, good faith and mutual benefits, Party A and Party B, in accordance with the Civil Code of the People’s Republic of China and other relevant laws and regulations, hereby reach the following cooperation consensus and agreement.

Special Provisions

1.	Basic Conditions of Franchise

1.1

Party A authorizes Party B to open a Chagee franchised store (hereinafter referred to as the “Franchised Teahouse”) in                          county of                            city (city/district) of                      province (city/autonomous region) (insert the specific address of the store) (hereinafter referred to as the “Authorized Address”) to distribute Chagee products.

1.2

Party B agrees that the term of the franchise shall be            years, from                  (MM/DD/YYYY) through                  (MM/DD/YYYY) (hereinafter referred to as the “Term of Franchise”). Party B shall, upon the expiration hereof, have the priority to renew this Contract when, all else being equal, the following conditions are satisfied:

(1)	Party B has timely and completely performed the obligations hereunder and has not committed any breach of contract;
(2)	Party B operates legally and has not committed any act in violation of laws or regulations during the cooperation period with Party A;
(3)	Party B has paid in full all amounts due to Party A, Party A’s affiliates such as the Manager, and the Designated Supplier in accordance with the relevant agreements.

1.3

If Party B intends to renew this Contract with Party A after the expiration of the term of the franchise hereunder, it shall notify Party A in writing within 90 days before the expiration of the term of the franchise provided herein. Upon the consent of Party A, the Parties may renew this Contract in accordance with the latest policy and contract version of Party A and Party A shall not charge the franchise fee for renewal. If Party B fails to apply for renewal during the said period or Party B applies but Party A does not agree to renew this Contract, this Contract shall terminate automatically upon the expiration thereof.

1.4

If this Contract is renewed by the Parties, the franchise deposit paid by Party B but not deducted shall be automatically converted into the deposit under the renewed contract. If the franchise deposit under the renewed contract exceeds the original franchise deposit, Party B shall pay the deficiency in a lump sum on the date of execution of this Contract.

1.5

If Party B needs to establish any new franchised teahouse, it shall submit a written application to Party A. After the review, assessment and written confirmation of Party A, the Parties shall enter into a separate written agreement for the new store, pursuant to which Party B shall pay relevant fees.

2.	Type, Amount and Payment Terms of Fees

2.1

Franchise Fee: RMB                  (in words:                        ), payable, in lump-sum, by Party B to the account designated by Party A within 5 business days from the date of execution of this Contract. The Party B expressly understands and agrees that this fee constitutes the consideration for the franchise rights granted to Party B, shall be paid by Party B to Party A and shall be the property of Party A, and will not be refunded except as otherwise stipulated in this Contract or as required by applicable laws.

2.2	Franchise Deposit

2.2.1

Party B shall pay the franchise deposit in the amount of RMB              (in words:                    ) to Party A within 5 business days from the date of execution of this Contract.                        ). Party A has the right to deduct any amount, liquidated damages or loss compensation that Party B should pay to Party A and/or Party A’s affiliates from the franchise deposit. Party B shall promptly make up the deducted franchise deposit as required by Party A from time to time. If the Party fails to make up the deficiency within the prescribed time limit, Party A has the right to suspend/stop the performance of any obligation stipulated in this Contract, which shall not be regarded as a breach of contract by Party A. If Party B still fails to replenish the deposit within 10 days after the due date, it shall be deemed as a major breach of contract by Party B. In this case, Party A has the right to unilaterally terminate this contract and withdraw the franchise authorization. All responsibilities and losses caused thereby shall be borne by Party B. Moreover, Party B shall pay Party A a penalty equal to the amount of the franchise deposit (if the penalty is insufficient to cover Party A’s losses, Party B shall continue to compensate), and Party A will not refund the balance of the deposit.

2.2.2

No interest will accrue on the franchise deposit when the deposit is in the possession of Party A. After the following conditions are all satisfied, Party B will provide evidence for satisfaction of conditions and apply to Party A for refund of the deposit, and the balance of the franchise deposit shall be refunded without interest within 30 business days upon confirmation of Party A:

(1)

Upon the expiration or early termination of the franchise term hereunder, Party B shall be free from any breach of contract, shall not be in arrears of any payments to Party A or Party A’s affiliates such as its Manager, brand promotion party, technical service party, product supplier and comprehensive service party (collectively referred to as “Party A’s affiliates”), and shall have no pending disputes with Party A’s affiliates under Other Business Contracts. For the purpose hereof, “other business contracts” mean, excluding this Contract, all contracts entered into between Party B and Party A’s affiliates in connection with the franchise cooperation, including but not limited to the Operation and Management Contract, the Trademark License and Brand Promotion Service Contract, the Technical Service Contract, the Sales Contract, the Comprehensive Service Contract and other similar contracts;

(2)

Party B has completed the cancellation/closure procedures for all social media accounts established for the promotion and operation of the “CHAGEE” brand (including but not limited to accounts on Douyin, Xiaohongshu, Weibo, WeChat and other platforms);

(3)

Party B shall cease using all relevant systems allocated by Party A or Party A’s affiliates for Party B’s franchise store on the date of termination of this Contract, complete the cancellation of the store wallet opened by Party B with the custodian bank cooperating with the comprehensive service party (i.e., the virtual sub-account opened by Party B at the custodian bank), and unconditionally return to Party A or destroy in accordance with Party A’s instructions all materials relating to the operation of the franchise store (including but not limited to operation manuals, operating standards, promotional materials, training materials, written guidance documents, etc.);

(4)	This Contract shall have expired for 90 days and there are no pending claims or disputes with consumers or suppliers in respect of Party B’s operation.

2.2.3

Upon termination of this Contract, if Party B fails to pay off the balance of the member stored-value card (if any) in a timely manner, or fails to cooperate in a timely manner and assist Party A and Party A’s affiliates in completing the relevant refund procedures, which causes the consumer to lodge any complaint to Party A or the competent government authority, Party B agrees that Party A may use the deposit to repay, as a priority, the consumer first and the balance will then be refunded to Party B. If such balance is not sufficient to repay the consumer, Party B shall still have the obligation to refund any deficiency to the consumer.

2.3

Trademark Licensing Fee, Promotional Service Fee and Supply Chain Management Service Fee: Party B acknowledges and agrees that the Trademark Licensing, Promotional Service Fee and Supply Chain Management Service Fee shall be collected by Chagee (Shanghai) Brand Development Co., Ltd. (the “Brand Promoter”) designated by Party A.

Matters regarding the charging standards, the scope of trademark licensing authorization, the details of marketing promotion and supply chain management services shall be subject to the Trademark Licensing and Brand Promotion Service Contract signed between the Brand Promoter and Party B.

2.4

Operation and Management Fee: Party B acknowledges and agrees that the operation and management fee shall be collected by the Manager. Matters regarding the charging standards and the scope of operation and management services shall be subject to the Operation and Management Contract signed between the Manager and Party B.

2.5

Technical Service Fee: Party B acknowledges and agrees that the technical service fee shall be collected by Chagee (Shanghai) Technology Co., Ltd. (the “Technical Service Provider”) designated by Party A. Matters regarding the charging standards and the scope of technical services shall be subject to the Technical Service Contract signed between the Technical Service Provider and Party B.

2.6

Supply Chain Goods Procurement: Party B acknowledges and agrees that the amount of supply chain goods procurement (i.e., payment for goods) shall be collected by Sichuan Chayudao Enterprise Management Co., Ltd. (the “Goods Supplier”) designated by Party A. Matters regarding the pricing standards and goods procurement shall be subject to the Sales Contract signed between the Goods Supplier and Party B.

2.7

Comprehensive Service Fee: Party B acknowledges and agrees that the comprehensive service fee shall be collected by Sichuan Chagee Enterprise Management Co., Ltd. (the “Comprehensive Service Provider”) designated by Party A. Matters regarding the charging standards and the scope of comprehensive services shall be subject to the Comprehensive Service Contract signed between the Comprehensive Service Provider and Party B.

2.8

For the avoidance of doubt, the fees set forth under this clause refer specifically to the amounts payable by Party B to Party A and Party A’s affiliates under the Franchise Contract and other business contracts. The standards for such fees may be adjusted according to market conditions and the overall operation of the Chagee brand, and such adjustment shall be implemented by both parties by signing a supplementary agreement at that time.

2.9

Party B acknowledges and agrees that Party A or Party A’s affiliates may, in light of market conditions and the needs of overall business operation and development, provide Party B with other franchise cooperation-related services beyond those agreed in this Contract and other business contracts and charge relevant fees therefor, which shall be implemented by way of a separate supplementary agreement signed by both parties at that time.

2.10

Unless otherwise agreed in this Contract, Party B shall pay the aforesaid relevant fees to the account designated by Party A or Party A’s affiliates. If Party B makes payment by bank transfer, it shall use an account opened in the name of Party B or an account opened in the name of the franchised teahouse. Any bank charges (if any) incurred in connection with Party B’s payment of relevant fees to Party A or Party A’s affiliates shall be borne by Party B itself.

Party A’s collection information is as follows:

Account name:

Opening bank:

Account number:

All payments due to Party A under this Contract shall be remitted to the above‑designated account. Any payment made to an account other than the above‑designated account, including but not limited to payment to a personal account of any employee of Party A or payment made through a third‑party account, shall be deemed as non‑fulfillment of Party B’s payment obligation unless Party A has given prior written consent, and any losses arising therefrom shall be borne by Party B. Party A reserves the right to adjust the designated account information according to its business arrangements. The aforesaid notice of account adjustment shall take effect as of the date of its receipt by Party B.

3.	[Opening Requirements]

3.1	The opening of the Franchised Teahouse shall satisfy all of the following conditions simultaneously and obtain the written opening approval from Party A:

(1)

The Franchised Teahouse has obtained all administrative permits, qualifications, certifications or filing formalities required for its operation, including but not limited to business license, tax registration certificate, food business license, health certificates and other necessary administrative permits, qualifications, certifications or filings;

(2)	The decoration, fit-out and equipment of the Franchised Teahouse have passed written acceptance by the competent government authorities (if applicable) and Party A;
(3)	The software system designated by Party A for use in the Franchised Teahouse operates normally and maintains network connection with computers;
(4)	The in-service employees of Party B have passed the training required by Party A and the Manager;
(5)	Party B has fulfilled other pre-opening obligations as required by Party A.

3.2

Party B undertakes to ensure that the Franchised Teahouse meets the opening conditions and obtains the written approval from Party A for official public operation within ____ days from the date of signing this Contract. Otherwise, Party A shall have the right to deduct the franchise deposit at the rate of RMB 10,000 per month as of the date of expiration of such period. Unless otherwise agreed in writing by Party A, this Contract shall terminate automatically upon full deduction of the franchise deposit, and Party A shall not refund the franchise fee. If the Franchised Teahouse fails to open at the agreed time due to reasons not solely attributable to Party B (including delayed handover of the store, delayed opening of the shopping mall, decoration and construction problems, etc.), both parties shall negotiate a new opening date separately.

3.3

Party B irrevocably acknowledges that opening the store without obtaining approval from Party A shall constitute a material breach of contract, and that Party A shall have the right to exercise any one or more of the following rights:

(1)	Demand that Party B pay liquidated damages equal to the franchise deposit;
(2)	Terminate this Contract immediately without refunding any payments stipulated herein;
(3)	Demand that Party B compensate all direct and indirect losses (including but not limited to reputational losses) caused thereby to Party A and Party A’s affiliates.

3.4

Party B shall continuously maintain that the franchised teahouse meets the opening conditions and that all qualifications and certificates required for operation remain valid, so as to ensure the sustained lawful and compliant operation of the franchised teahouse. If Party B operates without relevant qualifications or certificates, or with expired qualifications or certificates, suspends or closes the store without authorization, or fails to meet the opening conditions or commits other compliance violations, such acts shall constitute a material breach by Party B. Party B shall bear all relevant legal liabilities and economic losses on its own, compensate all losses incurred to Party A, and Party A shall have the right to unilaterally terminate this Contract.

4.	Liability for Breach of Contract

4.1

During the valid term of this Contract, if Party B is unable to continue operating at the original address due to force majeure events not caused by Party B (such as municipal construction and relocation, earthquake, war, etc.), Party B may file a claim for compensation with the relevant authorities, and any compensation obtained shall belong to Party B. Party A shall not be liable to Party B therefor and shall not refund the franchise fee on such ground, but Party B shall have the right to apply to Party A for a change of store address. Party B may only prepare for store opening in accordance with this Contract upon the consent of Party A.

4.2

Party A shall have the right to evaluate Party B’s performance of obligations in accordance with the Store Management Rules. In the event of any violation of the Store Management Rules, Party A shall have the right to require Party B to bear liability for breach of contract in accordance with the Store Management Rules. In case of any update or adjustment to the Store Management Rules, Party A shall promptly notify Party B, and Party B shall unconditionally implement the same.

4.3

Even if services and support related to the franchise cooperation are provided by Party A’s affiliates, Party B shall, in addition to complying with the contract signed with such affiliates, still comply with all relevant obligations set forth herein. Otherwise, Party A shall have the right to pursue Party B’s liability in accordance with this Contract.

5.	The special provisions of this Contract include the following exhibits:

Exhibit I: Commercial Policies for Franchise Cooperation

Exhibit II: Food Safety Management Rules

Exhibit III: Store Management Rules

Exhibit IV: Online Operation Rules

Exhibit V: Letter of Commitment to Join

In case of any inconsistency or conflict between the provisions of the exhibits, the priority of the clauses shall be determined in the following order, with the earlier-listed one prevailing: (1) Exhibit I: Commercial Policies for Franchise Cooperation; (2) Exhibit II: Food Safety Management Rules; (3) Exhibit III: Store Management Rules; (4) Exhibit IV: Online Operation Rules; (5) Exhibit V: Letter of Commitment to Join.

General Provision

1.	Independent Business

1.1

The Parties hereto are independent civil subjects, and there exists no joint investment, employment, contracting, partnership, or subordination relationship between them. Business decisions regarding the operation of the Franchised Teahouse are independently made and executed by Party B and the Franchised Teahouse itself.

1.2

Party B shall, in its own name, apply for and complete all administrative licenses, qualifications, certifications, or filing procedures necessary for the operation of the Franchised Teahouse, including but not limited to business licenses, tax registration certificates, food business permits, health certificates, and other required administrative licenses, qualifications, certifications, or filings. All costs arising therefrom shall be borne solely by Party B.

1.3

Party B or the Franchised Teahouse shall establish labor relationship with all personnel employed by Party B in connection with the operation of the Franchised Teahouse, and shall have no labor or employment relationship whatsoever with Party A or Party A’s affiliates. Party A shall not be liable in any way for Party B’s employment or labor relationships or the acts of its employees. Party B or the Franchised Teahouse shall enter into labor contracts with the shop assistants it recruits, which contracts shall comply with national laws and regulations. Additionally, Party B or the Franchised Teahouse shall explicitly inform all employed personnel that their labor relationships are with Party B alone and have no connection to Party A or Party A’s affiliates. In the event that Party A is held liable to a third party for direct or indirect damages caused by Party B or its employed or engaged personnel to such third party, Party A shall be entitled to seek recourse against Party B or such employed or engaged personnel.

1.4

Party B and the Franchised Teahouse shall comply with relevant national labor laws and regulations, local labor regulations of the place where the Franchised Teahouse is located, as well as contracts concluded between them and their hired employees. They shall pay corresponding wages and other labor remunerations in accordance with legal provisions, make social insurance contributions pursuant to the law, and implement the applicable working hour system. Party B and the Franchised Teahouse shall promptly resolve any labor disputes arising between the employees hired by them and the Franchised Teahouse, and shall bear all relevant expenses and legal liabilities arising therefrom. In the event of any disputes (including labor disputes, work-related injury disputes, and complaints filed against Party A in respect of the foregoing matters), labor arbitrations, lawsuits or complaints filed with relevant judicial or regulatory authorities involving employees hired by Party B and the Franchised Teahouse against Party A, Party A shall have the right to resolve such matters on its own. Party B and the Franchised Teahouse shall provide relevant evidence and materials to assist Party A in handling such matters or participating in arbitrations/lawsuits in accordance with lawful requirements raised by Party A. All expenses incurred therefrom shall be borne by Party B. If any losses are caused to Party A (including but not limited to wages, overtime pay, economic indemnities, compensation payments paid by Party A on behalf of Party B’s employees, and all expenses such as attorney fees and court costs paid by Party A for participating in lawsuits or other statutory dispute resolution procedures), Party B shall fully compensate Party A for all such losses. Party A shall have the right to deduct the relevant amount directly from the franchise deposit paid by Party B. If the deposit is insufficient to cover the compensation, Party A shall have the right (but shall not be obligated) to deduct the shortfall from any amounts payable to Party B or collected on behalf of Party B by Party A itself or Party A’s affiliates, or directly recover the same from Party B.

Party B and the Franchised Teahouse shall be liable for the acts of their hired employees, including but not limited to:

(1)	All acts performed in the course of duty;

(2)	All acts conducted by taking advantage of official position;
(3)	Acts of infringement against Party A or any third party;
(4)	Acts in violation of administrative decrees or sanctions issued by competent government authorities;
(5)	Acts of signing and acknowledging documents issued by Party A in connection with the performance of this Contract.

1.5

Party B shall comply with the store personnel management rules and standards formulated by Party A, including but not limited to policies on the payment of wages, bonuses and benefits, and shall accept supervision and inspection by Party A at any time. Party B shall pay employees’ salaries in full and on time, and shall not deduct or delay payment without just cause. Party B undertakes not to reduce employees’ remuneration or benefits in any disguised form, and not to commit any act that may violate labor laws and regulations, damage the brand image of CHAGEE or fail to meet the uniform requirements of Party A. To ensure standard implementation, Party B agrees to provide relevant supporting materials such as employee rosters and salary payment records for review and supervision by Party A upon its request.

The management and supervision conducted by Party A over Party B under this Article shall be based solely on the commercial franchise management system, aimed at maintaining the brand image and uniformity of CHAGEE, and shall not constitute any form of labor relationship or employment relationship. Party A shall not assume any employer’s liability for employees of Party B, including but not limited to labor law-based obligations such as wage payment, social insurance contribution, work-related injury compensation and labor protection. Party B shall independently bear all employer’s liabilities for its employees, ensure compliance with all applicable labor laws and regulations, and protect the legitimate rights and interests of store employees.

1.6

The Franchised Teahouse shall be independently operated by Party B, at its own risk, for its own profits and losses, and Party B shall make its own business decisions. Store operation is a commercial activity with operational risks and is subject to possible operating losses. The Parties hereby specifically confirm that all operating losses and legal liabilities of the Franchised Teahouse shall be borne solely by Party B. Unless Party A is required to assume corresponding liabilities under this Contract or by law, Party A shall not be liable for the operating losses of the Franchised Teahouse or Party B.

1.7

All expenses and costs incurred in the establishment and operation of the Franchised Teahouse, including but not limited to fees paid to relevant authorities for various permits required for opening, rent and property management fees for the store, labor costs of the Franchised Teahouse, utilities, taxes, purchase and maintenance costs of store machinery and equipment, costs of purchasing raw materials and consumables, store interior design and decoration expenses, etc., shall be borne solely by Party B. Under no circumstances shall Party A or Party A’s affiliates be deemed liable for the operating expenses and costs of the Franchised Teahouse.

1.8	Any disputes arising between Party B and any third party outside this Contract shall be irrelevant to Party A, and Party B shall bear corresponding liabilities on its own.

2.	Identity of Party B

2.1

Party B may operate the Franchised Teahouse in the form of a natural person, individual industrial and commercial household, partnership enterprise, company, or other entity. If Party B signs this Contract and other business contracts as a natural person, Party B shall ensure to establish an operating entity in the form of an individual industrial and commercial household, partnership enterprise, company or other entity as soon as possible. Such operating entity shall apply for the legal permits and qualifications set forth in Clause 1.2 of the General Provisions in its own name. The legal representative or person-in-charge indicated on such permits and qualifications shall be consistent with Party B (the natural person), and the registered address shall be consistent with the Authorized Address. Upon completion of the establishment of the operating entity, such operating entity shall issue a written commitment to Party A and Party A’s affiliates, agreeing to accede to this Contract and other business contracts, acknowledging all provisions of this Contract and other business contracts, and undertaking to jointly act as Party B under this Contract and other business contracts with the natural person Party B, and to jointly and severally assume all obligations and liabilities under this Contract and other business contracts.

2.2

The individual industrial and commercial household, partnership enterprise or company established by Party B shall not contain “霸王茶姬”, “国潮茶姬”, “国潮”, “茶姬”, “CHAGEE” or similar words, unless otherwise agreed in writing by Party A.

2.3

If Party B signs this Contract in the name of a company and subsequently establishes a branch company with the Authorized Address as its registered address, such branch company shall issue a written commitment to Party A and Party A’s affiliates, agreeing to accede to this Contract and other business contracts, acknowledging all provisions of this Contract and other business contracts, and undertaking to jointly act as Party B under this Contract and other business contracts with the head office, and to jointly and severally assume all obligations and liabilities under this Contract and other business contracts.

2.4

Without the prior written consent of Party A, if Party B is a company, partnership enterprise or individual industrial and commercial household, its actual controller, shareholders, legal representative and person-in-charge must remain the same as those at the time of signing this Contract and shall not be changed.

3.	GMV and Audit

3.1

GMV means [the gross merchandise value, i.e., the sales value of products in consumer orders (excluding unfulfilled, cancelled or returned consumer orders), before deduction of applicable value-added tax and any merchandise discounts (if any), and including delivery fees chargeable to consumers for delivery services provided by CHAGEE merchants, but excluding delivery fees paid by consumers when orders are placed through other third-party platforms and delivery services are provided by such third-party platforms].

3.2

Party A reserves the right to conduct inspections of Party B and to adopt other supervision and inspection measures to verify and confirm Party B’s turnover. Party B shall perform corresponding cooperation and assistance obligations. If various data cannot be verified due to Party B’s fault, Party A may independently determine Party B’s turnover and other data based on the information available to it.

3.3

Party A shall have the right to require Party B to submit to Party A each year a turnover statement audited by an independent accounting firm with legal qualifications, the corresponding audit report and the qualification documents of such accounting firm in respect of the previous year. The turnover statement shall include all information relating to billable turnover, including but not limited to the daily and monthly transaction volume and turnover details of the store, and the transaction volume and turnover details of online and offline channels.

3.4

If Party A disagrees with the turnover provided by Party B, Party A shall have the right to examine and review the accounting statements, documents, records and books relating to turnover, and shall have the right to engage an independent accounting firm to audit the turnover of the Franchised Teahouse (“Party A’s Audit”). Party B warrants that there shall be no intentional concealment or fraudulent conduct. If it is found through Party A’s Audit that Party B has intentionally underreported, failed to report or understated the turnover, Party A shall have the right to conduct a retrospective audit of the turnover of all previous years and the current year up to the date of occurrence. Party B shall perform its obligations under the Contract based on the audited turnover, and pay to Party A liquidated damages equal to

20 times the amount of the underreported, unreported or understated turnover. The audit expenses shall be borne by Party B. At the same time, Party A shall also have the option to terminate this Contract. If Party A elects to terminate the Contract, Party A shall have the right to require Party B to bear the aforesaid liquidated damages and forfeit the franchise deposit.

4.	Rights and Obligations of Party A

4.1

[Requirements for Operation Standards] Party A grants Party B a license, during the term of the franchise, to use the franchised trademark and logo authorized by Party A or the Brand Promoter in the Franchised Teahouse within the franchised territory, as recognized by Party A and provided by this Contract, and to carry out the operations pursuant to the uniform operation model and standards as required by Party A in accordance with the laws and regulations.

4.2

[Information Disclosure] Party A undertakes to disclose to Party B the basic information in connection with the franchise in a timely manner prior to the execution, and during the performance, of this Contract in accordance with the relevant laws and regulations. Party B expressly acknowledges that it has fully understood all information relating to Party A and its brand, which is necessary for signing this Contract and entering into the franchise cooperation (franchising) with Party A; that Party A has not deliberately concealed relevant information or provided false information to induce Party B to sign this Contract; and that Party B has signed this Contract after being aware of the aforesaid information and making reasonable commercial judgments. Party B shall not, during the term of this Contract, request to terminate this Contract and claim compensation on the ground that Party A failed to disclose relevant information prior to and at the time of signing the Contract.

4.3

[Preparation Support] Party A and/or Party A’s affiliates shall provide necessary assistance and guidance to Party B in the preparatory work for the Franchised Teahouse, including but not limited to investigation and research on Party B’s target market, decoration and layout of the Franchised Teahouse, product assortment, personnel training and pre-opening guidance.

4.4	[Publicity and Promotion]

(1)

Party A and/or the Brand Promoter will conduct, in light of the market demand, marketing and promotion activities as planned to enhance the brand awareness of Chagee brand. Party B shall actively cooperate with all marketing promotions, promotional activities, marketing strategies and work requirements organized by Party A and/or the brand promoter to enhance the brand awareness and sales performance of Chagee brand, and shall bear the promotion service fees.

(2)

Party A and/or the Brand Promoter may provide Party B, having a regard for the brand operation, with advertising materials. For all the advertising materials provided by Party A and/or the Brand Promoter (including but not limited to all publicity items and materials related to the trademark, corporate information and image spokesperson (if any) of Party A and Party A’s affiliates or the publicity items and materials jointly launched or provided with any third party), Party B shall post or use such items and materials in accordance with the term and the method of the use as specified by Party A and/or the Brand Promoter, and shall dispose, in strict accordance with the requirements of Party A and/or the Brand Promoter, of such items and materials in a centralized manner or otherwise as required by Party A and/or the Brand Promoter. Party B shall not privately produce advertising materials or carry out marketing activities. Where necessary, Party B shall apply to Party A and/or the Brand Promoter for approval and may only carry out the same upon the written consent of Party A and/or the Brand Promoter. Party B may formulate its sales policies merited by the actual circumstances and, subject to the written consent of Party A and/or the Brand

Promoter, implement such policies.

4.5	[Franchise System Support]

(1)

To ensure the brand consistency, Party A and/or Party A’s affiliates shall be responsible for providing Party B with Chagee’s brand image, visual effect design plans, operation and management standards and specifications, and operation and management software systems, including but not limited to: store design plans, signboard design plans, shelf design plans, product display plans, store operation and management plans, sales management models, service quality control systems, equipment procurement lists, cashier system configuration, mini-program membership system, smart screen display and push system, electronic ordering system (“Ordering System”), cloud inspection, monitoring systems and other digital information systems, product production methods, etc. Party B shall strictly implement the aforesaid brand image, visual effect design plans, operation and management standards and specifications, and operation and management software systems provided by Party A and/or Party A’s affiliates. Without the consent of Party A and/or Party A’s affiliates, Party B shall not make any unauthorized changes thereto nor authorize any third party to use the same.

(2)

Party A and/or Party A’s affiliates shall have the right to require Party B and the Franchised Teahouse to install and use relevant operation software (including cashier system, takeout platform, operation, management, ERP, APP, ordering, mini-programs, etc.) and monitoring equipment and systems developed by Party A and/or Party A’s affiliates or operated by designated service providers, and ensure that the aforesaid software and monitoring devices are connected to the relevant systems of Party A and/or Party A’s affiliates, and that data and monitoring records are uploaded in real time for inspection by Party A and/or Party A’s affiliates. The relevant expenses herein shall be borne by Party B and the Franchised Teahouse, and Party B shall pay the relevant fees in accordance with the contract signed with Party A’s affiliates. In the event of any breach of this Contract by Party B and the Franchised Teahouse, or the suspension, rescission or termination of this Contract, Party A and Party A’s affiliates shall have the right to suspend or terminate the use of the aforesaid software and services by Party B and the Franchised Teahouse.

(3)

Party B acknowledges and agrees that Party A and/or Party A’s affiliates shall have the right to optimize, adjust, update and replace the operational system provided by Party A at any time and Party B shall cooperate unconditionally.

4.6	[Business Guidance]

(1)

To ensure the consistency of the quality of products and services, Party A, the Manager and the staff authorized thereby shall have the right, regularly or irregularly, to guide, inspect, supervise and assess the business activities of Party B including, without limitation, monitoring the store and/or inspecting the production, operation and office premises of Party B’s teahouses at any time, to which Party B shall give its consent and with which Party B shall undertake to actively cooperate, provided that the normal operation of Party B shall not be affected.

(2)

If Party A discovers in inspection that Party B’s teahouse has impaired the brand image of Chagee or fails to meet the consistency requirements of Party A and the Manager (including but not limited to breaches of this Contract, the Store Management Rules, and other management systems formulated by Party A or the Manager), or if Party A receives verified consumer complaints against the Franchised Teahouse, Party A shall have the right, based on the default circumstances, to demand for rectification and require Party B to solve the issue, close the store for rectification, or pay liquidated damages. Party B shall timely remediate the default within the time limit specified in Party A’s remedy notice, and bear all the cost to be incurred; if no cure is made within the specified time limit, Party A shall have the right to suspend the supply of goods and terminate the relevant systems (including but not limited to cashier system, takeout platform, mobile mini program for ordering food, ordering platform, etc.) equipped by Party A for Party B’s Franchised Teahouse, require Party B to pay RMB10,000 in liquidated damages, and request Party B to continue the rectification; if Party B fails to remediate the default or fails, upon remedy, to meet the requirements of Party A and the Manager, Party B shall be deemed incompetent to operate the Franchised Teahouse, and Party A shall have the right to terminate, unilaterally, this Contract and require Party B to pay liquidated damages equal to the amount of the franchise deposit (Party A may deduct such amount directly from the deposit. If the deposit is insufficient to cover the liquidated damages, Party B shall pay the deficit separately). If the liquidated damages are insufficient to cover Party A’s losses, Party B shall continue to make compensation. If after the completion of the rectification, similar issues (including those for which earlier rectification is required and new issues) are unearthed when Party A or the Manager inspects the store again, Party B shall be deemed to be in material breach of contract, and Party A shall have the right to require Party B to pay liquidated damages equal to the amount of the franchise deposit (Party A may deduct such amount directly from the deposit. If the deposit is insufficient to cover the liquidated damages, Party B shall pay the deficit separately), and terminate this Contract unilaterally. If the liquidated damages are insufficient to cover Party A’s losses, Party B shall continue to make compensation.

(3)

During the franchise term, Party A and/or the Manager shall have the right to assess and evaluate Party B’s performance of its obligations hereunder in accordance with the Store Management Rules. Party B shall strictly implement the Store Management Rules, accept and cooperate with the supervision by Party A or the Manager on its compliance with such rules, bear corresponding liabilities for breach of contract, and actively promote the image of Chagee.

4.7

[Business Training] Party A and the Manager shall arrange training and assessment for the employees of Party B in terms of store opening, operation and management, marketing, product manufacture, etc. Party B shall not open the store and start operation until the employees of Party B pass the assessment as confirmed by Party A. Party A shall develop various new products according to market demands, and provide technical trainings to Party B from time to time. Party B shall delegate employees to Party A or the store designated by Party A to learn new products or receive remote training.

4.8

[Information Verification] Party A and the Manager shall have the right to inspect, examine and verify the transaction records, accounts and other documents of the Franchised Teahouse and Party B shall provide cooperation in connection therewith.

4.9

[Third Party Service Fee] Party A may arrange to have third party suppliers provide the Franchised Teahouse, at the expense of Party B, with such services as disinfestation, food safety inspection and microbiological sampling.

4.10	[Updated Requirements for Operation Standards]

(1)

To ensure that Party B operate the Franchised Teahouse in an effective and legal manner, Party A and the Manager shall provide, from time to time, written policies, rules, operation manuals and written instructions (including but not limited to various policies, rules and/or terms and platform rules in connection with the performance by Party B of its obligations hereunder, which have been released or will be released through, among other channels, the store management system provided for use by Party A to Party B), which shall be deemed an integral part of this Contract.

(2)

Party A and the Manager reserve the right to revise or supplement various systems, rules, manuals, standards and other provisions at any time. The revised and supplemented contents shall take effect upon the issuance of relevant notices by Party A and the Manager (which Party B shall promptly check on its own through Party A’s designated systems, including but not limited to Feishu, Enterprise WeChat, store management system and information platform) and shall be incorporated into this Contract. Party B shall unconditionally implement the revised or supplemented systems, rules, manuals, standards and other provisions.

(3)

Party B acknowledges and agrees that it has the obligation to timely receive, read and understand the contents revised or supplemented by Party A and the Manager. If Party B has any questions or objections, it shall submit a written inquiry to Party A within 2 business days upon receipt of the corresponding notice, and Party A shall reply and clarify relevant issues within a reasonable period.

(4)

If Party B fails to implement the established systems, rules, manuals, standards, uniform operational strategies or quality requirements, or violates this Contract, its exhibits, other relevant agreements, or the guidance provided by Party A and the Manager, Party A shall have the right to pursue, in accordance with this Contract, Party B’s liabilities for breach of contract.

5.	Rights and Obligations of Party B

5.1

[Restriction on Authorized Use] Party B shall operate and manage the Franchised Teahouse based on the uniform operation model as required by Party A and may not operate beyond the scope of license and the term of the franchise.

5.2

[Operation of Store] The relevant support services provided by Party A and Party A’s affiliates under this Contract and other business contracts, being basic support services uniform nationwide, are not directly related to the operation conditions of specific stores, nor shall they constitute representations or warranties of the operation conditions of specific stores. Party B’s execution of this Contract and its franchise cooperation with Party A are both business decisions made by Party B independently after conducting adequate market research and research on Party A’s brand. Party B shall not refuse to pay the corresponding fees under this Contract or terminate this Contract in advance on the grounds of no profit, operating losses, or other similar reasons. Party B shall pay to use the services provided by Party A and Party A’s affiliates, and produce and sell all the products in its store by using the brand image, business model, equipment and processes established by Party A. Party B shall conduct independent accounting, make its own management decisions, earn profits, and assume risks and losses all on its own.

5.3

[Operation Requirements] Party B shall strictly implement the business model, quality standard and service standard and various systems established by Party A and the Manager, accept the guidance, inspection, supervision and assessment of Party A and the Manager, take the advice made by Party A and the Manager during the operation, and follow the guidance of Party A and the Manager. If Party B’s teahouse fails, upon inspection or assessment by Party A and the Manager, to meet the requirements of Party A and the Manager, Party A and the Manager shall have the right to require Party B to close the store for rectification and to participate, at the Party B’s own expenses, in relevant trainings provided by Party A.

5.4	[Restrictions on Transfer]

5.4.1	Within the term of this Contract, Party B shall operate the business independently.

Without Party A’s prior written consent, Party B is prohibited from transferring, directly or indirectly, all or part of the store’s business and the rights and obligations under this Contract to a third party for operation and management by means of contracting, leasing, cooperation, entrustment, transfer of equity (partnership interest), or any other means. If Party B requires to transfer this Contract, it may, with prior written consent of Party A, transfer, in whole or in part, the rights or obligations hereunder to a third party other than Party B, in such manner and particulars as agreed by Party A, provided that Party B shall guarantee that such third party is able to fulfill the corresponding obligations under this Contract. All else being equal, Party A or a third party designated by Party A has a right of first refusal (ROFR) with respect to the said business. After Party A issues a ROFR notice, Party B shall not cancel the transfer or alter the transfer price or transfer conditions or Party B’s transfer will be null and void and Party A will be entitled to immediately and unilaterally terminate this Contract and pursue Party B’s liabilities for breach of contract.

Except as otherwise approved by Party A in writing, Party B can open one franchised teahouse only in the territory authorized by Party A. Without prior written consent of Party A, Party B shall not be engaged in any of the following activities; otherwise, Party A shall be entitled to terminate this Contract unilaterally and withhold all the deposits paid by Party B:

(1)	Sub-license any third party to be its franchise partner;
(2)	Sub-represent, be engaged in franchise or operate other products in competition with the products of Party A;
(3)	Open a second or more Chagee teahouses in any territory.

5.4.2

If this Contract is terminated by both parties for any reason whatsoever, Party A shall have the right of first refusal to acquire all assets in the store (including but not limited to the store lease rights, in-store equipment, etc.) under the same terms and conditions.

5.5

[Preparation for Opening a Franchised Teahouse] Party B voluntarily participates in franchise operation and provides the Franchised Teahouse for use with the business premises, of which it has legal ownership or the use right (where Party B leases the premises on its own and bears the relevant expenses). Upon the request of Party A, Party B shall provide Party A with such necessary ownership certificates as the title certificate of the store and the lease (or the certificate proving that the owner approves the use of the property). Party A and the Manager will provide Party B with necessary assistance and guidance in preparation for the store-opening, and Party B shall respect Party A and the Manager’s advice.

5.6

[Personnel Training] Before the opening of the Franchised Teahouse, Party B shall, in accordance with the number of employees and the timeframe specified by Party A, arrange its employees to participate in the operational technology training course and examination conducted by Party A or the Manager. Party B is not allowed to open the store for operation until the said employees pass the examination. The travel expenses, board and lodging expenses of the said trainees shall be borne by Party B, and any personal or property safety liability arising from the training shall be assumed by Party B.

5.7	[Decoration Requirements]

To reflect the consistent brand image of Chagee, Party B shall implement the design and decoration plan of Party A or the Manager. Party B shall decorate the store in full compliance with the design plans (including the floor plan, effect drawings and construction plan, the same below) and shall not change the plan, still less select other plans without approval. The IPRs of the design plans shall be owned by Party A or the Manager, and Party B shall not provide the IPRs to any third party whatsoever without the written permission of Party A or the Manager.

Party B agrees that the decoration contractor designated by Party A or the Manager will decorate the Franchised Teahouse and that it will enter into a construction contract with the decoration contractor. Any related decoration expenses shall be borne by Party B. Party B shall confirm the same with the decoration contractor. Party B and the decoration contractor shall carry out the construction in accordance with the design plan and decoration standard provided by Party A or the Manager, and shall notify Party A or the Manager and the competent government authority (if required) to inspect and approve the decoration work after completion of decoration. Only after passing the acceptance inspection and meeting other opening conditions can the store start trial operation and open for business. If the requirements of inspection and approval are not met, rectification and improvement shall be made within the time limit specified by Party A and the Manager. Unless approved by Party A or the Manager in writing, Party B’s use of a decoration contractor not recommended by Party A or the Manager shall be deemed a material breach of this Contract, in which case Party A is entitled to terminate this Contract unilaterally and withhold all the fees received from Party B.

If the signboard and the decoration and interior decoration of the store operated by Party B are obsolete or damaged, which has affected the consistent brand image of Party A, Party B shall carry, within the time limit specified by Party A or the Manager, out repair and maintenance at its own expense in accordance with the then current corporate decoration requirements and standards (CIS) for Chagee brand.

Party B shall not carry out the construction, reconstruction, improvement and decoration of the Franchised Teahouse without the written consent of Party A or the Manager; otherwise, Party A or the Manager shall be entitled to terminate the project and pursue Party B’s liabilities for breach of contract. If Party B carries, without authorization, out the said works which is inconsistent with the design specifications of Party A or the Manager’s store, causing the store unable to open for business, Party A or the Manager shall be entitled to require rectification and the relevant liability shall be borne by Party B.

5.8

[Upgrade and Replacement] In view of the overall operation, promotion of the brand and the image of the store and the reputation of the Franchise Partner, Party A shall be entitled to require Party B to update the decoration, machinery and equipment and software system of the Franchised Teahouse. Party B agrees to replace, at its own expenses, the same according to the written notice of Party A.

5.9	[Products Procurement]

To ensure the uniformity of the brand, product quality and style, all goods required by Party B’s teahouse, including but not limited to raw materials for products, semi-finished products, consumables, packaging utensils, marketing materials, machinery and equipment, employee uniforms, etc., shall be the products designated by Party A and must be uniformly purchased from the Designated Supplier and its designated third parties. Any dispute arising out of the quality of the purchased goods between Party B and the Designated Supplier shall be specified in a separate written agreement entered into by and between Party B and the Designated Supplier. Party A may assist Party B in negotiating with the Designated Supplier to resolve such dispute. The supply of the aforesaid operating goods shall be subject to the principle of payment before delivery. Party B shall make a one-time payment of the required purchase price and freight charges. Upon arrival of the goods, Party B shall immediately inspect and count the goods against the shipping list or delivery note accompanying the goods. If any inconsistency between the goods and the documents or any damage to the products is found during such inspection and counting, Party B shall immediately contact the Designated Supplier for handling or file a claim against the third-party distributor. Party A may assist Party B in negotiating a resolution with the Designated Supplier. If Party B fails to raise any objection upon inspection or raises an objection overdue, resulting in the impossibility of replacement or claim, Party B shall bear the relevant liabilities on its own.

Party B shall not purchase from any party other than the Designated Supplier without the prior written consent of Party A or the Designated Supplier. Where Party A or the Designated Supplier agrees that Party B may purchase the aforesaid goods by itself, the quality, brand, specifications, supplier and other matters of such self-purchased goods must be subject to the written approval of Party A or the Designated Supplier. However, such approval by Party A or the Designated Supplier shall not constitute certification or warranty of the quality of the goods. Any disputes and liabilities arising from product quality shall be borne by Party B on its own and shall have no connection with Party A. If Party B breaches the provisions of this Article, Party A, the Manager and the Designated Supplier shall have the right to suspend all operational support, supply of goods and other services to Party B, and demand that Party B bear liability for breach of contract and compensation.

Party B may purchase fresh seasonal fruits temporarily; but the brands and quality must meet the requirements of Party A. Party B guarantees that the raw materials procured by it will meet the relevant national quality standards or industry standards (whichever is higher). Party B agrees, upon receipt of the notice of unified purchase of fruits from Party A, to purchase fresh seasonal fruits from Party A or the Designated Supplier from the date specified in the notice and Party A or the Designated Supplier will provide the fruit in a unified manner.

Without the written consent of Party A, Party B shall not resell to a third party the food materials, fruits, packaging materials, machinery and equipment, software system, etc. that it purchases from Party A or use those in non-contracted stores.

5.10	[Standards on Product and Service Quality]

Party B undertakes to operate the products strictly in accordance with the requirements of Party A and the Manager on raw materials, manufacture formula, packaging of the products, and requirements of stores with respect to environment, hygiene and service, etc., and shall not modify by itself the taste or match the appearance of products or conduct other activities that may cause difference in the taste, quality and packaging of the products. Party B shall strictly control the quality of products, accept and cooperate actively with the supervision conducted by Party A or the Manager over the quality of products.

If any third party suffers damage to its rights and interests due to products or services provided by Party B, Party B shall bear full liability therefore, and no liability shall Party A assume in this case. Party B agrees to properly resolve such disputes in accordance with the plan provided by Party A and bear the relevant expenses. If Party A is compelled to assume, up front, liability for the damages, Party A is entitled to deduct the amount of damages directly from the franchise deposit and, for any deficiency, to seek indemnity at any time from Party B, and Party B shall compensate for the shortage.

5.11

[Price Policy] Party B undertakes to strictly implement the price policy of Party A, and sell the Chagee products at the uniform price in the region as suggested by Party A. Party B may not change the sale price without the consent of Party A. Party B shall accept and cooperate actively with the supervision conducted by Party A or the Manager over the implementation of the price policy of Party A, and undertake not to compete maliciously with other Franchise Partners. Party B shall submit a written application to Party A one week prior to the activity if it intends to participate in the promotion in a shopping mall or group buying, and may conduct the activity only upon the consent of Party A.

5.12

[Sales Restriction] Party B shall produce or sell, in the operation of the Franchised Teahouse, the franchised products in accordance with the requirements of Party A. Without the written consent of Party A, Party B shall not produce or sell, in the operation of the Franchised Teahouse, other products than the franchised products (including but not limited to products of other brands).

5.13	[Account Management]

The store management system provided by Party A to Party B is only used for the operation of the Franchised Teahouse. Party B agrees that Party A may open a management account for Party B in accordance with the information provided by Party B.

Party B understands and confirms that the said account corresponds to a unique user name which can be used by Party B through a verification code or set password (if any). Party B can only conduct various operations after logging in the said management account. If Party B’s management account is bound to a corresponding mobile phone number, Party B confirms that the login via verification of the bound mobile phone number and all related operations have been duly authorized by the holder of such mobile phone number, and such authorization shall remain valid throughout the term of the Contract. Any losses arising from a change of the mobile phone number or unauthorized binding shall be borne by Party B alone. Party B shall properly keep the account username, bound mobile phone number and password. All losses arising from improper safekeeping of the username, bound mobile phone number and password shall be solely borne by Party B.

Any content confirmed or any operation conducted by Party B through the management account in the store management system by means of filling in, checking, clicking or otherwise shall be deemed as the act of Party B or the true expression of Party B’s intention, and Party B shall bear the corresponding consequences.

5.14

[Consumer Rights and Interests and Protection] In the course of operation, Party B shall legally protect the legitimate rights and interests of consumers, timely handle consumers’ complaints, food quality accidents and random inspection by administrative authorities, and report the relevant information to Party A on the day of occurrence of the said issues. If consumers directly request replacement, return or other claims from Party A due to problems with the goods or services provided by Party B, Party B shall respond within 24 hours upon receipt of notice from Party A and shall bear the corresponding compensation liability (if any). Where Party B’s delay in handling leads to a further complaint to Party A from a consumer or the handling method of Party B fails to comply with the law, Party A shall have the right to replace, return the goods or make other reasonable decision on Party B’s behalf, and the relevant expenses shall be borne by Party B. Party A shall have the right to deduct directly from the deposit paid by Party B or any other amount payable to Party B.

5.15	[Implementation of Operator’s Responsibilities]

Party B shall be the primary person responsible for work safety, fire safety, safe operation and other related matters of the Franchised Teahouse. Party B shall be responsible for the safety management of production and operation of the store and shall bear full responsibility for safety issues including but not limited to food production, operation and fire control of the store.

Party B shall conscientiously perform all obligations prescribed by relevant national laws, regulations and regulatory documents in the course of operation. In particular, Party B shall strictly abide by the requirements of the aforesaid laws, regulations and norms concerning food quality, food safety and hygiene applicable to the food, beverage and catering industries, as well as the primary responsibility requirements relating to public safety and fire safety. Party B shall accept supervision and inspection by the relevant safety authorities and cooperate with Party A or the Manager in conducting random inspections and monitoring in connection with food safety, production safety and fire safety with respect to its business operations (including store food safety audits, microbial monitoring, fire safety spot checks, etc.). Party B shall also complete quality and safety improvements in accordance with the requirements of Party A. The specific standards and requirements are set forth in detail in Exhibit II Food Safety Management Rules.

5.16

[Lawful Operation] During Party B’s operation of the Franchised Teahouse, any liability arising from non-performance or violation by Party B or its Franchised Teahouse of the obligations provided in the relevant national laws, regulations and prescriptive documents shall be solely borne by Party B. If any loss is caused to Party A as a result thereof, Party B shall compensate Party A for such loss. In addition, Party A shall have the right to unilaterally terminate this Contract, revoke the franchise authorization granted to Party B, and the franchise fees and security deposit already collected by Party A shall be non-refundable. If such fees and deposit are insufficient to cover Party A’s losses, Party B shall make up the full amount of Party A’s losses.

5.17	[Provision of Data]

Party B shall warrant that Party A and/or Party A’s Manager have the right to obtain accurate data from Party B, and shall provide all data of the franchised teahouse in the form reasonably required by Party A and/or Party A’s Manager, including but not limited to monthly costs and breakdowns of the franchised teahouse, monthly inventory data (inventory taking on the last day of each month), other expenses, and all revenues generated from store operations. Party B shall also cooperate with Party A’s staff in verifying all reported turnover during store inspections.

Party B shall warrant that there shall be no intentional concealment or fraudulent conduct. Any underreporting or misreporting by Party B shall be deemed a material breach of this Contract. Party A shall have the right to terminate this Contract and demand that Party B pay liquidated damages equal to the amount of the franchise security deposit. If such liquidated damages are insufficient to cover Party A’s losses, Party B shall make up the full amount of Party A’s losses. In addition, all fees collected by Party A, including but not limited to the franchise fee and franchise security deposit, shall be non-refundable.

5.18	[Membership System]

If Party A and/or Party A’s affiliates launch the “CHAGEE” stored-value membership card service, Party A shall have the right to require Party B and the Franchised Teahouse to sell on behalf of Party A recharge cards, stored-value cards, membership cards, cash coupons and similar vouchers issued by Party A and/or its affiliates, and deposit the sales proceeds or stored-value amounts of the aforementioned cards and coupons directly into the account(s) designated by Party A and/or Party A’s affiliates. Party B agrees to unconditionally cooperate in participating in and using such membership card service. In addition, Party B and the Franchised Teahouse shall provide consumers/customers with services including but not limited to card swiping, consumption, deduction and point redemption in respect of the aforementioned cards and coupons in accordance with Party A’s provisions. Meanwhile, Party A and/or Party A’s affiliates shall pay to Party B or the account designated by Party B the actual consumption amount incurred by customers at Party B’s Franchised Teahouse in the previous month by the end of the following month, unless otherwise stipulated by Party A or otherwise agreed by both Parties.

In the event that Party A has no stored membership card service, Party B may carry out the store membership activities with the written consent of Party A, but shall not adopt the stored-value membership mode; otherwise, it shall be deemed a material breach of contract by Party B.

5.19

[Publicity and Promotion] Party B shall carry out publicity and marketing activities in accordance with requirements of Party A and upon approval by Party A in writing, including but not limited to the opening of relevant social accounts (including Xiaohongshu, Douyin, Weibo, Kuaishou, Bilibili, WeChat Channels and Douban) in the name of “Chagee” to carry out publicity and promotion, group purchase, takeout and other activities or launch information on external accounts. With the prior written consent of Party A, Party B shall release the publicity contents and conduct activities according to the publicity plan designed by Party A and requirements of Party A. Party B and the Franchised Teahouse shall not conduct publicity activities in violation of laws or regulations in any event.

5.20

[Information Update] In the event of any changes to the information of Party B and the Franchised Teahouse during the term of the Contract (including but not limited to information of the person in charge, legal representative or executive partner of Party B or the Franchised Teahouse, store payment collection information, contact information, venue leasing information, etc.), Party B shall promptly notify Party A and the Manager of the specific changes and complete the filing of corresponding information updates in the relevant franchised teahouse management system simultaneously. Otherwise, all losses and liabilities arising therefrom shall be solely borne by Party B.

5.21

[Fund Custody Arrangement] To ensure transaction security of the Franchised Teahouse, Party B irrevocably entrusts the custodian bank designated by the comprehensive service provider to provide management services including fund withholding, payment agency and settlement, and shall sign the Comprehensive Service Contract. All revenues of the Franchised Teahouse (whether online or offline) shall be collected into a sub-account (i.e. Party B’s virtual sub-account, also referred to as the store wallet) opened by the custodian bank for Party B exclusively for the accounting and bookkeeping of transaction settlement funds for fund distribution. Prior to Party B’s withdrawal of funds from the virtual sub-account, Party B agrees that the custodian bank shall have the right to deduct the amounts payable by Party B to Party A and Party A’s affiliates in accordance with this Contract and other business agreements (including operation and management fees, trademark license fees, promotion service fees, supply chain management service fees, technical service fees, comprehensive service fees, other service fees (if any), as well as any outstanding liquidated damages, compensation for losses and other payable amounts). Party B shall not collect revenues of the Franchised Teahouse through other means without recording such turnover; otherwise, it shall be deemed a material breach of contract by Party B.

6.	Intellectual Property Rights and Non-Competition

6.1

From the effective date of this Contract, Party A and Party A’s affiliates grant Party B the right to use the CHAGEE Intellectual Property Rights at the Authorized Address within the scope and in the manner agreed herein and in other business contracts during the term of this Contract.

6.2

The licensing of the Chagee intellectual property rights owned by Party A and Party A’s affiliates to Party B shall not be deemed as Party A or Party A’s affiliates’ express or implied consent to transfer all or part of the aforesaid intellectual property rights to Party B. Party B’s use of the above intellectual property rights shall be limited to the operation of the Franchised Teahouse and shall not be used for any other purposes, and such use shall be conducted in a manner beneficial to Party A and Party A’s affiliates.

6.3

Party B acknowledges and agrees that the Chagee intellectual property rights are of material value to Party A and Party A’s affiliates, and Party B shall strictly comply with all applicable laws and regulations as well as the guidelines or standards promulgated by Party A and Party A’s affiliates from time to time in using such intellectual property rights. Party A and Party A’s affiliates or their representatives shall have the right to conduct inspections of Party B and the Franchised Teahouse at reasonable frequencies during working hours to supervise Party B’s use of the licensed Chagee intellectual property rights.

6.4

Party B and the Franchised Teahouse shall not expand the scope of application of “Chagee” and other IPRs in any way, including but not limited to that they shall not produce or use any trademark, logo, name, patent and artwork similar to or distorted by “Chagee” and other trademark, name, logo, patent and artwork in any way.

6.5

Party B shall have no right to file any intellectual property applications by itself or through any third party in respect of the Chagee intellectual property rights licensed to Party B by Party A and Party A’s affiliates under this Contract and other business contracts, or any intellectual property rights confusingly similar to or derived from the Chagee intellectual property rights. Otherwise, Party B shall transfer such intellectual property rights to Party A and Party A’s affiliates without compensation and shall indemnify Party A and Party A’s affiliates for all losses incurred thereby.

6.6

If the Chagee intellectual property rights are challenged, or if Party B becomes aware that any other party may infringe or imitate any of the Chagee intellectual property rights, Party B shall immediately notify Party A. Party A shall have full authority to control any challenges to the intellectual property rights, including the right to decide whether to formally initiate litigation against any alleged infringement or imitation, and Party B shall provide all necessary assistance as required by Party A in this regard.

6.7

Party B undertakes that, Party B and its Franchised Teahouse shall not, during the term of this Contract and within two years upon the expiration or early termination of this Contract, compete with Party A or help any other person to compete with Party A, including but not limited to, operate the products or stores that compete with or are similar to “Chagee” by itself, entrustment to any other person or by any business organization in which it holds shares or in any other name.

6.8

During the term of this Contract, Party B undertakes that Party B and its affiliates will not sell or distribute any product other than the Brand, will not make profit from any enterprise in competition with Party A, will not hold a post or a part-time job in any enterprise in competition with Party A, and will not provide relevant consulting services to any third party.

6.9

If Party B breaches this Article, Party A shall have the right to terminate the entire cooperation with Party B regarding the Franchised Teahouse hereunder (including this Contract and other business contracts). Where Party B is a multi-store franchisee, Party A shall also have the right to immediately shut down relevant systems configured by Party A or Party A’s affiliates for Party B’s other franchised teahouses (including but not limited to the cashier system, takeout platform, mobile mini program for ordering food, ordering platform and Chagee Kung Fu System), and may elect to terminate other Individual Store Franchise Contracts and other business contracts concluded with Party B. In the meantime, Party B shall pay liquidated damages of RMB 500,000 to Party A. If such liquidated damages are insufficient to cover Party A’s losses, Party B shall further compensate Party A so as to hold Party A harmless from any loss or damage.

7.	Reputation Protection

Party B shall be obligated to safeguard the reputation of Party A, Party A’s affiliates and the Chagee brand, and shall not commit any act or make any statement that would adversely affect the reputation, image or goodwill of Party A and Party A’s affiliates and the Chagee brand. During the term of this Contract and after its expiration, Party B shall not damage the goodwill of Party A, Party A’s affiliates or the Chagee brand in any manner. Party B shall not publicly make or publish, or instigate or abet any third party to make or publish any remarks, interviews or negative statements unfavorable to Party A, Party A’s affiliates or the Chagee brand through any media or platform. Otherwise, Party B shall be liable for liquidated damages of RMB 100,000. If such liquidated damages are insufficient to cover Party A’s losses, Party B shall further compensate Party A so as to hold Party A harmless from any loss or damage.

8.	Information and Data Collection

In connection with the cooperation between the Parties, Party B agrees that Party A/Party A’s affiliates/Party A’s cooperating parties may collect, store, use and process the franchised teahouse information, Party B’s personal information, operation information, employee information and other information provided by Party B, authorized by Party B, obtained by Party A or acquired from third parties (hereinafter collectively referred to as “Party B’s Information”). Party A/Party A’s affiliates/Party A’s cooperating parties may use or integrate the aforesaid Party B’s information within the scope agreed in this Contract or other contracts signed between Party B and Party A/Party A’s affiliates/Party A’s cooperating parties, as well as information of Party B shared by the affiliated companies and partners of Party A/Party A’s affiliates/Party A’s cooperating parties with the authorization of Party B or in accordance with the law. They may also publicize and promote the excellent performance (including operation data) of Party B’s Franchised Teahouse as successful cases.

9.	Protection of Consumers’ Personal Information

Party B shall strictly comply with the requirements of laws relating to cybersecurity and data protection. Where the information collected, used or shared by Party B in the course of operation involves consumers’ personal information, Party B shall follow the principles of lawfulness, legitimacy and necessity, and shall not violate the provisions of relevant laws, agreements with consumers, or contractual arrangements between Party B and Party A/Party A’s affiliates/Party A’s cooperating parties. Party B and its employees shall keep strictly confidential the consumers’ personal information collected and used, and shall not disclose, sell or illegally provide such information to any other person. If Party B is held liable by any third party due to breach of the foregoing provisions, Party B shall bear the relevant liabilities on its own and compensate Party A for any losses suffered thereby.

10.	Confidentiality

10.1

For the purposes of this Contract, “Confidential Information” means all relevant information, materials, documents, and any other information or data of Party A (for the purpose of this clause, Party A shall include Party A, its shareholders, affiliates, shareholders of its affiliates, and cooperating parties of Party A) that are not known to the general public and are either provided by Party A to Party B or accessed by Party B during the negotiation, discussion, execution and performance of this Contract, regardless of the form or carrier thereof, whether disclosed orally, visually or in writing, and whether such information is disclosed by Party A to Party B in the past, present or future, including but not limited to:

(1)

Any technical information of Party A or Chagee, such as product formulas, service procedures, production methods and techniques, operating processes, operation manuals, technical documents, software systems and databases;

(2)

Any business information of Party A, such as business model, market expansion preparation plans, customer and supplier information, analysis of industry competitive advantages and disadvantages, market forecasts, sales performance, marketing strategies and plans, procurement materials, pricing strategies, sourcing channels, supply intelligence, pricing policies, product strategies, financial statements and archives, contract contents and counterparty information;

(3)

Detailed information regarding Party A’s organizational structure, shareholders, investors and employees, as well as Party A’s business, financial and other relevant materials (including but not limited to analytical materials, documents and data issued by third parties in respect of Party A);

(4)	Any existing, future and expected plans of Party A relating to its products and services;
(5)	All information and materials relating to the cooperation between the Parties obtained by Party B during the contact, negotiation and meetings organized by Party A in connection with this Contract;
(6)	Any proprietary or confidential information disclosed to Party A by any third party;
(7)	Any other materials and information that Party A deems confidential.

10.2

Party B acknowledges and undertakes that the Confidential Information provided by Party A to Party B is lawfully owned by Party A, and the receipt thereof by Party B shall be deemed as recognition of Party A’s ownership of or right to use the relevant intellectual property rights. No provision of this Contract shall constitute an express or implied transfer or license of the Confidential Information. Party B shall not directly or indirectly infringe upon or prejudice Party A’s ownership of the Confidential Information.

10.3

Upon obtaining the Confidential Information of Party A, Party B shall safely and securely store all documents and materials containing Confidential Information and adopt confidentiality measures and systems (including but not limited to those adopted by Party A to protect its own confidential information) to prevent theft or disclosure. Any Confidential Information stored electronically on computers shall be effectively protected against any unauthorized direct or indirect intrusion or access via networks or other means. The degree of prudence of the confidentiality measures taken by Party B shall not be lower than that applied to similar information owned by Party B itself. In the event of loss or disclosure, Party B shall immediately notify Party A, and both Parties shall jointly study and adopt remedial measures.

10.4

Without the prior consent of Party A, Party B shall not use the Confidential Information for any purpose other than those contemplated under this Contract, nor shall it disclose, divulge, inform, announce, release, publish, impart, copy, transfer or otherwise make known Party A’s Confidential Information to any third party or other staff members not authorized by Party A to access or receive such information, either directly or indirectly. Party B shall also not arbitrarily use or permit any third party to use Party A’s Confidential Information. If Party B is uncertain as to whether any information is to be kept confidential, it shall take strict confidentiality measures in accordance with the standards applicable to Confidential Information.

10.5

If Party B obtains any Confidential Information falling under Item (1) of Clause 10.1 of the General Provisions, Party B undertakes that, without the written consent of Party A, it shall not disclose, reveal, publish or transfer such information to any third party; shall not use or misappropriate such Confidential Information for purposes other than the performance of this Contract; and shall not research, develop, produce or entrust a third party to produce products of the same or similar kind (including but not limited to product category, style and other aspects) as those of Party A and Chagee on the basis of such Confidential Information (including but not limited to raw material formulas, processing techniques and the like). Within two years after the termination of this Contract between Party B and Party A, Party B shall not manufacture, operate or contract manufacture for any third party having a competitive relationship with Party A the same or similar products.

10.6

Party B shall not copy, lend or divert for other purposes the various franchise management rules and other documents and materials provided by Party A pursuant to this Contract. Upon expiration or termination of this Contract, Party B shall immediately return all such materials to Party A and destroy them as required by Party A.

10.7

Party B’s confidentiality obligations shall commence from the moment Party B becomes aware of and has access to Party A’s Confidential Information, and shall remain in force until Party A notifies Party B in writing that it is no longer required to perform such confidentiality obligations under this Contract, or until sufficient evidence establishes that the relevant Confidential Information has entered the public domain.

10.8

Party B must include confidentiality provisions in the employment contracts or labor contracts signed with its employees to ensure that Party A’s Confidential Information is not disclosed. Any breach of the confidentiality obligations set forth in this Contract by employees of Party B shall be deemed a breach of this Contract by Party B, and Party B shall bear the liability for breach of contract as stipulated herein.

10.9

The confidentiality obligations undertaken by Party B shall not terminate upon the dissolution or termination of this Contract; that is, the provisions of this Contract relating to confidentiality shall remain in effect after the termination of this Contract. Prior to the effectiveness of this Contract, Party B shall be subject to the confidentiality obligations hereunder with respect to all types of Confidential Information of Party A that Party B has already obtained or become aware of, or confidential content defined by Party A.

10.10

Save as otherwise agreed in this Contract, or as required by applicable laws or government authorities to disclose, Party A shall not present to any third party the business information and other relevant materials and information submitted by Party B.

10.11

If Party B breaches this Article, Party A shall have the right to terminate the entire cooperation with Party B regarding the Franchised Teahouse hereunder (including this Contract and other business contracts), and demand that Party B compensate Party A for all losses suffered thereby (including direct and indirect losses). If Party B is a multi-store franchisee, Party A shall also have the right to immediately shut down relevant systems configured by Party A for Party B’s other franchised teahouses (including but not limited to the cashier system, takeout platform, mobile mini program for ordering food, ordering platform and Chagee Kung Fu System), and may elect to terminate other Individual Store Franchise Contracts and other business contracts concluded with Party B. Party B shall immediately cease the infringement caused by the breach of contract and take all necessary measures promptly to prevent the spread of Confidential Information, and eliminate the impact to the fullest extent possible. In the meantime, Party B shall pay liquidated damages of RMB 500,000 to Party A. If such liquidated damages are insufficient to cover Party A’s losses, Party B shall further compensate Party A so as to hold Party A harmless from any loss or damage.

10.12

If any third party asserts any claim against Party A, or Party A is involved in any dispute, litigation, arbitration or other proceedings as a result of Party B’s breach of this Clause, Party B shall be responsible for effectively clarifying and defending for Party A, compensate Party A for all losses incurred thereby and bear corresponding legal liabilities.

11.	Anti-Commercial Bribery

11.1

Party B undertakes not to directly or indirectly provide in any form any illegitimate benefits to Party A’s personnel and the persons who have a direct or indirect interest relationship with Party A’s personnel (including, without limitation, the family members, relatives and friends, as well as interested parties of Party A’s personnel) for the purposes of obtaining or retaining the business cooperation opportunities (including signing this Contract), including permitting Party A’s personnel and the persons who have a direct or indirect interest relationship with Party A to hold or allow a third party to hold on behalf of them the equity interests in Party B and Party B’s Franchised Teahouse, except for the holding of the shares through public securities market without actual control right. Party B voluntarily accepts that Party A supervises and inspects Party B’s commercial transaction activities and unconditionally cooperates with Party A’s inquiries.

11.2

For the purpose of this Article, the term “Illegitimate Benefits” means that Party B or any of Party B’s personnel, directly or indirectly, give kickbacks, bribes, private commissions, loans, gifts, red packets, equivalent cash or red packets via electronic transfer (including, without limitation, red packets on WeChat, red packets on Alipay, etc.), cash or cash equivalents (including consumption cards/coupons, delivery coupons, shopping cards, redemption coupons, top-up cards, transportation cards, telephone cards, top-up of various call charges, top-up cards available for use or consumption and prepaid cards and other valuable gifts or securities in other forms, etc.) demanded or received in any name to the employees of Party A and other interested parties, check and property rights and interests, travel, entertainment, free consumption, personal services, housing opportunity, transfer of household registration, transfer of jobs, provision of job opportunities, promotion, arrangement for overseas study, enjoyment of free services (including sexual services) and grant of honor, reputation, title, qualification, status, privileges, etc. If any of Party B’s staff members is an employee of Party A, or a relative or interested party of such employee, Party B shall fully and truthfully inform Party A in writing prior to the execution of this Contract.

11.3

Party B undertakes to resolutely resist any solicitation of bribes by Party A’s personnel and any act carried out by Party A’s personnel (including acts that Party A’s personnel require Party B to perform) that is detrimental to the interests or goodwill of Party A. If Party B discovers any of the aforementioned acts committed by Party A’s personnel, it may report such acts through the following channels: (1) Email: [Email Address]; (2) Telephone (same for WeChat): [          ]; (3) Mailing or in-person reporting address: Compliance Department, Legal & Compliance Center, CHAGEE Global Headquarters, No. 99, Kaihong Road, Changning District, Shanghai.

11.4

If Party B breaches this Article, Party A shall have the right to terminate the entire cooperation with Party B regarding the Franchised Teahouse hereunder (including this Contract and other business contracts). If Party B is a multi-store franchisee, Party A shall also have the right to immediately shut down relevant systems configured by Party A or Party A’s affiliates for Party B’s other franchised teahouses (including but not limited to the cashier system, takeout platform, mobile mini program for ordering food, ordering platform and Chagee Kung Fu System), and may elect to terminate other Individual Store Franchise Contracts and other business contracts concluded with Party B. Meanwhile, Party A shall have the right to require Party B to pay liquidated damages of RMB 500,000. If such liquidated damages are insufficient to compensate for all reputational and commercial losses suffered by Party A, Party B shall make additional compensation to fully indemnify Party A against any harm. If the circumstances are serious and a crime is suspected, Party A shall refer the matter to judicial authorities to pursue criminal liability against Party B and its relevant personnel.

12.	General Liability for Breach of Contract

12.1

Where any third party’s rights and interests are damaged due to Party B’s own business operations, Party B shall bear full liability therefore, and Party A shall assume no liability whatsoever. If Party A is unavoidably required to make compensation in advance, Party A shall have the right to recourse against Party B at any time for such amount.

12.2

If this Contract is terminated or cannot be performed due to the fault of Party A, Party A shall refund the security deposit and the franchise fee. Party B may claim compensation from Party A for direct losses caused by Party A’s fault.

12.3

In the event of a breach by Party B (including breach of the Special Provisions, exhibits to the Special Provisions, General Provisions of this Contract, or any other business contracts), Party A shall have the right to select any one or more of the following remedies according to the seriousness of Party B’s breach:

(1)

Demand that Party B make rectification within a specified time limit (including store closure for rectification) and/or receive re-training at its own expense, and pay liquidated damages in accordance with the relevant breach provisions;

(2)

Suspend the performance of its obligations under this Contract, notify the goods suppliers to suspend the supply of raw materials, packaging materials and other commodities, and shut down relevant systems configured by Party A or Party A’s affiliates for Party B’s Franchised Teahouse (including but not limited to the cashier system, takeout platform, mobile mini program for ordering food, ordering platform and Chagee Kung Fu System); After Party B compensates Party A for losses arising from its breach (the compensation amount shall not be less than RMB 20,000), Party A may choose to continue performing this Contract with Party B;

(3)

Party A shall have the right to unilaterally terminate this Contract, revoke the franchise authorization granted to Party B, and all fees and charges collected by Party A, including but not limited to the franchise fee and franchise security deposit, shall be non-refundable. Furthermore, Party A shall have the right to require Party B to pay liquidated damages equivalent to the amount of the franchise security deposit. If such liquidated damages are insufficient to cover Party A’s losses, Party B shall make up the full amount of Party A’s losses.

12.4

Party B shall pay all fees and charges under this Contract to Party A in full and on time in accordance with the provisions hereof; otherwise, Party A shall have the right to resolve the matter in the following manner:

(1)

For each day of delay, Party B shall pay liquidated damages to Party A at a rate of one thousandth (1‰) of the unpaid amount. Meanwhile, Party A shall have the right to suspend the performance of its obligations under this Contract and shut down the relevant systems configured by Party A or its affiliated parties for Party B’s franchised teahouses (including but not limited to the cashier system, takeout platform, mobile mini program for ordering food, ordering platform and Chagee Kung Fu System). The relevant system services may resume only after Party B has paid all outstanding amounts and liquidated damages in full.

(2)

If the delay exceeds thirty (30) days, Party A shall have the right to unilaterally terminate this Contract. In addition to assuming the liquidated damages for delayed payment as stipulated above, Party B shall also pay liquidated damages equal to the amount of the franchise security deposit to Party A (if such liquidated damages are insufficient to cover Party A’s losses, Party B shall further compensate Party A for the shortfall), and all franchise fees and franchise security deposits collected by Party A shall be non-refundable.

12.5

Party A shall have the right (but shall not be obligated) to deduct any outstanding payable owed by Party B (including fees, liquidated damages, compensation for losses, etc.) from the franchise security deposit, or from any amounts payable to Party B or collected on behalf of Party B by Party A or Party A’s affiliates, or require the custodian bank to deduct such amounts from Party B’s virtual sub-account. Party A shall have the right to recourse against Party B at any time for any shortfall. Such deduction shall not affect or reduce any liability for breach of contract that Party B shall bear under other provisions of this Contract, nor shall it cover any portion of losses caused to Party A that remain unreimbursed.

12.6

Notwithstanding the relevant provisions of the validity and effectiveness clause, for the purposes of this Article, if Party B’s breach of contract involves a violation of both the Special Provisions, General Provisions or any exhibits to this Contract, and the provisions on liquidated damages thereunder are inconsistent, Party A shall have the right to elect to require Party B to pay liquidated damages at the higher amount with respect to the same breach (if such liquidated damages are insufficient to cover Party A’s losses, Party B shall further compensate for the shortfall). Party A may concurrently adopt other remedies agreed under such provisions, including but not limited to suspending performance of its obligations under this Contract, requiring Party B to make rectification within a specified time limit (including store closure for rectification) and/or receive re-training at its own expense, and requiring Party B to cancel any accounts opened without authorization.

12.7

If either party breaches this Contract, it shall, in addition to bearing liability for breach of contract in accordance with the provisions hereof, bear all expenses incurred by the non-breaching party in pursuing its liability for breach, including but not limited to travel expenses, legal fees, arbitration fees, litigation fees, preservation fees, guarantee fees for property preservation, notarization fees, appraisal fees, courier fees and other reasonable expenses. For the avoidance of doubt, Party A’s losses under this Contract include, without limitation, compensation or liquidated damages paid by Party A to third parties as a result of Party B’s breach of contract, reputational damage to Party A, Party A’s affiliates and the Chagee brand, as well as all the aforementioned expenses incurred in pursuing Party B’s liability for breach of contract.

12.8

Neither party shall be liable to the other for any economic losses caused by force majeure events such as strikes, labor disputes, riots, wars, governmental acts, earthquakes, storms and the like. If either party is unable to fully perform this Contract due to force majeure, it shall promptly notify the other party of the reasons for such non-performance or incomplete performance.

13.	Termination and Post-Termination Arrangements

13.1

Regardless of the reason for the termination or rescission of this Contract, Party B’s obligation to pay all fees and expenses due and payable up to the date of termination of this Contract shall remain valid and shall be fully settled within five (5) days after the termination hereof.

13.2

During the performance of this Contract, if any force majeure event occurs and renders it impossible to continue performing this Contract at the Authorized Address, and the Parties fail to reach an agreement on Party B’s business operation at a new address after the elimination of such force majeure event, this Contract shall terminate automatically, and neither Party shall be liable for breach of contract. For the purpose of the preceding paragraph, force majeure means objective events that are unforeseeable, unavoidable and insurmountable, and have a material impact on a Party, including but not limited to natural disasters such as floods, earthquakes, fires and storms, as well as social events such as wars, disturbances, governmental acts and the like.

13.3

Upon the expiration of this Contract, if the Parties do not renew it, Party A shall have the right to take back the store for its own operation. Party B shall cooperate with Party A in completing relevant store change procedures, including but not limited to the modification of the lease contract, licenses and certificates of the Franchised Teahouse, etc.

13.4

If Party B signs this Contract for the first time in respect of the Authorized Address, Party B may unilaterally rescind this Contract within seven (7) days after signing, and Party A shall refund the franchise fee and security deposit already paid by Party B. Provided, however, that if Party B has requested Party A to provide services, Party A shall have the right to deduct reasonable expenses incurred in providing preliminary services to Party B and refund the remaining amount to Party B.

13.5

Upon the rescission or termination of this Contract for any reason whatsoever: (1) Party B shall not continue to use the brand image and intellectual property rights of Chagee, shall not conduct any business or promotional activities in the name of “CHAGEE”, “CHAGEE Franchisee”, partner or similar titles, nor shall it engage in any act using the trade secrets of Party A and Party A’s affiliates; (2) Party B shall, on the date of rescission or termination of this Contract, remove all signs related to the Chagee brand inside and outside the Franchised Teahouse, including but not limited to interior and exterior decoration, signboards, billboards, or any direct or indirect marks that may cause misunderstanding or confusion among consumers; (3) All social media accounts used by Party B for the promotion and operation of the Chagee brand during the term of this Contract (including but not limited to accounts on Douyin, Xiaohongshu, Weibo, WeChat and other platforms) shall be cancelled on the date of termination of cooperation; and (4) Party B shall cease using all relevant systems configured by Party A or Party A’s affiliates for the Franchised Teahouse on the date of termination of cooperation, complete the cancellation of the store wallet opened by Party B at the custodian bank, and unconditionally return to Party A or destroy, at Party A’s request, all materials relating to the operation of the Franchised Teahouse (including but not limited to operation manuals, operating procedures, promotional materials, training materials, written guidance documents, etc.). If Party B fails to perform its obligations under this Article, it shall pay liquidated damages to Party A at the rate of 5% of the franchise fee per day. If such performance is still not completed within ten (10) days, Party A shall have the right to conduct removal, destruction, cancellation and other acts on its own or by entrusting a third party, and all expenses incurred therefrom shall be borne by Party B. Party A shall have the right (but shall not be obligated) to directly deduct the aforesaid liquidated damages and relevant expenses from any amounts payable to Party B or collected on behalf of Party B by Party A and Party A’s affiliates, or from any security deposit to be refunded to Party B. Party A shall have the right to recourse against Party B at any time for any shortfall.

13.6

Prior to the termination of the Franchised Teahouse, Party B shall ensure that it settles all debts incurred during its operation on its own, including but not limited to amounts owed to Party A’s affiliates, payments to suppliers, employee salaries, water and electricity fees, etc., and properly handles all debt relationships, contractual obligations and legal disputes with third parties. If Party A or Party A’s affiliates suffer any legal proceedings, claims or economic losses due to Party B’s business operations during the term of this Contract, Party B shall bear full compensation liability and all legal consequences. Furthermore, Party B shall actively cooperate with Party A or Party A’s affiliates in responding to lawsuits, filing defenses or resolving disputes within ten (10) business days upon receipt of notice from Party A or Party A’s affiliates.

13.7

Upon termination of the Franchised Teahouse, Party B shall dispose of the remaining inventory products and equipment bearing the brand sign in accordance with Party A’s requirements within the time limit specified by Party A. Such disposal methods include, without limitation, destruction under Party A’s supervision, sale to a third party designated by Party A at an agreed price, or disposal at a discount under specific conditions approved by Party A in a manner that does not impair the brand image of Party A and Chagee. Without the prior written consent of Party A, Party B and the Franchised store shall not arbitrarily sell such inventory products, equipment and materials to any other third parties, so as to avoid adverse impacts on market order and brand image.

14.	Notification and Delivery

14.1

The mailing address, telephone number, e-mail address or other contact information listed on the first page of this Contract shall be deemed a method of delivery of the notices under this Contract. If either Party changes its address or its contact information otherwise, it shall notify the other Party in writing within three days of such change. Otherwise, in the event of any delay in the delivery of relevant notices or documents due to change to the contact information, such consequences shall be borne by the Party responsible for such change.

14.2

Any notices, documents and materials developed and updated by Party A regularly or irregularly and any other notices, documents and materials shall be deemed to have been received and binding on Party B when they are delivered to the contact person of Party B at the contact information agreed herein. In the meantime, Party A may establish a group of store managers and Franchise Partner, the rules, standards, policies, notices, documents and materials delivered by Party A to the said groups shall be deemed to have been delivered to Party B, and Party B has received them and the received documents are binding on Party B.

14.3

If Party B refuses to receive any written mail delivered by Party A or if such mail is returned, Party A may deliver it to Party B through Chagee teahouse management system, and such mail shall be deemed to have been delivered to Party B after the above delivery is made.

14.4

To avoid the situation where the notices or demands of Party A and the Manager cannot be delivered to Party B within the valid period of the Contract, Party B agrees to appoint the store manager and the assistant store manager of the Franchised Teahouse as Party B’s agent for service. The store manager and the assistant store manager of the Franchised Teahouse shall be the ones as registered in the store management system of Party A when the mails are delivered.

14.5

Notwithstanding the foregoing, Party B is aware that Party A has launched or will launch a store management system and information platform (the “Platform”) to issue Business Information (including but not limited to e-bills, various payment demands, written regulations, rules, operation manuals and written instructions, etc., the “Business Information”) in relation to the performance of this Contract. If Party A delivers a notice updating the Business Information to the email address and/or mobile phone number (the “Contact Information”) of the contact person designated by Party B on the first page of this Contract, the relevant Business Information shall be deemed to have been delivered to Party B at the time of delivering of the update notice. Party B shall login in the Platform to search for relevant Business Information in time. If Party B fails to receive the Business Information from Party A due to the invalidity of the designated contact person and/or Contact Information submitted by Party B or failure on the part of Party B’s designated contact person to notify Party B such changes of Party A in time, Party B shall be liable for failing to receive the Business Information in time.

14.6

Except for the foregoing, the abovementioned addresses of the Parties shall apply to the delivery of relevant documents and legal instruments in case of any dispute under this Contract, including the first instance, second instance, retrial and enforcement procedure after the dispute enters into the litigation procedure.

15.	Dispute Resolution

The construction, essential elements for formation, validity and dispute resolution of this Contract shall be governed by the relevant laws of the People’s Republic of China, which, for the avoidance of doubt, do not include the laws and regulations of Hong Kong, Macao and Taiwan regions. Any dispute arising out of the performance of this Contract by the Parties shall be resolved through timely consultation. If consultation fails, either Party shall have the right to submit the relevant dispute to the Shanghai International Arbitration Center (SHIAC) for arbitration in accordance with its arbitration rules. The seat of arbitration shall be Shanghai. The arbitral award shall be final and binding upon all relevant parties. Unless otherwise awarded by the arbitral tribunal, the arbitration costs (including but not limited to travel expenses, legal fees, arbitration fees, preservation fees, guarantee fees for property preservation, notarization fees, appraisal fees, courier fees and other reasonable expenses) shall be borne by the losing party.

16.	Priority of Effectiveness

16.1

Where there are inconsistencies or conflicts between the provisions of this Contract, the priority of the provisions shall prevail in the following order: (1) Exhibits to the Special Provisions; (2) Main text of the Special Provisions; (3) General Provisions.

16.2

Where there are inconsistencies or conflicts between this Contract and other business contracts in respect of the same matter, the priority of the provisions shall prevail in the following order: (1) Exhibits to the Special Provisions of this Contract; (2) Main text of the Special Provisions of this Contract; (3) Exhibits to the Special Provisions of other business contracts; (4) Main text of the Special Provisions of other business contracts; (5) General Provisions of this Contract; (6) General Provisions of other business contracts (Supporting Agreements).

17.	Miscellaneous

17.1	Unless otherwise expressly specified as Business Day in this Contract (namely, a day on which banks in China are open to the public, excluding Saturdays, Sundays and statutory holidays), all references to “day” or “days” herein shall mean calendar days, “month” shall mean a calendar month, and “quarter” shall mean a calendar quarter.

17.2

All amounts of fees and expenses under this Contract are tax-inclusive prices, which include all taxes and duties imposed under applicable laws and regulations. Party B shall not demand any deduction or offset of any taxes or duties. The specific tax rates and taxes shall be subject to the invoice information issued by Party A. In the event of any adjustment to tax rates resulting from adjustments to national laws, regulations or policies, Party A shall have the right to adjust the tax-inclusive prices under this Contract accordingly, and Party B agrees to cooperate with such adjustment.

17.3	The exhibits to this Contract shall be an integral part of this Contract and shall have the same legal effect of this Contract.

17.4

The titles and prefixes of the various articles and sub-articles of this Contract are for reference only, and shall not be construed as a part of this Contract under any circumstance, or limit or affect the meaning and interpretation of the articles they indicate.

17.5

Any matter not covered herein or any modification of this Contract shall be subject to a written supplemental agreement entered into by both parties. No amendment or supplement shall be made to the original text of this Contract. An amendment or supplement of the original text shall have no legal effect on both parties, and this Contract prior to such amendment shall apply. The supplemental agreement shall be an integral part of this Contract and shall have the same legal effect as this Contract. In the event of any discrepancy between the supplemental agreement and this Contract, the supplemental agreement shall prevail.

17.6

This Contract has been negotiated and agreed upon by the two parties through friendly negotiation, and the rights and obligations of both parties are specified in accordance with the principle of equity. This Contract constitutes the entire agreement between Party A and Party B with respect to the subject matter hereof, and supersedes all previous oral and written agreements with respect to the subject matter set forth herein. Before signing this Contract, Party A has taken any reasonable measures to remind Party B to note provisions having a material interest relationship with Party B, such as exemption or mitigation of its liabilities, and has explained such provisions as required by Party B. Party B has carefully attended to and fully understood all provisions of this Contract and all contents of the exhibits (if any) thereto (especially those having a material interest relationship with Party B). This Contract shall become binding upon both Parties upon signing.

17.7

Unless otherwise confirmed in writing by Party A, any failure or delay by Party A to exercise any right under this Contract shall not be deemed a waiver of such right. Nor shall any single or partial exercise of any right preclude the further exercise of such right or the exercise of any other right. No waiver by Party A at any time of any breach by Party B of any term or provision of this Contract shall be construed as a waiver by Party A of any subsequent breach by Party B or as a waiver of Party A’s rights under such provision or any other rights under this Contract.

17.8

If any provision of this Contract is invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity of the remaining provisions. Upon mutual consultation by both Parties, such invalid or unenforceable provision may be replaced by a valid and enforceable provision that most closely reflects the original intention of the Parties.

17.9

This Contract shall come into effect as of the date when the authorized representatives of both parties sign and both parties affix their seals (if Party B is a natural person, it shall come into effect as of the date when Party B signs and the authorized representative of Party A signs and Party A affixes its seal). If the signing dates of both parties are inconsistent, the later signing date shall prevail. This Contract is executed in duplicate, one copy for each party hereto, and both copies shall be equally authentic and legally binding.

17.10

If the Parties sign this Contract by means of electronic signature, such signing shall be conducted through the electronic signature system provided or designated by Party A. Party B understands and confirms that its electronic signature is an exclusive electronic signature generated after a third-party electronic signature service provider has authenticated its signature and identity information, and that such electronic signature is used for the execution of this Contract. The electronic signature represents its true intention. Party B further acknowledges that the electronic signature completed through the system provided or designated by Party A shall be deemed a reliable electronic signature and shall have the same legal effect as a sealed signature or a handwritten signature. This Contract shall take effect immediately upon the Parties’ completion of signing by way of electronic signature through the system provided or designated by Party A.

(No text below on this page; followed by a signature page to the Individual Store Franchise Contract)

(Signature page to the Individual Store Franchise Contract)

Party A:	Party B:

(Seal)	(Signature/seal)

Authorized Representative of Party A:	Authorized Representative of Party B:

Date:	Date: